Exhibit 99.1

News Release

For Immediate Release

NBTY™ and By-Health Announce Joint Venture in China

Ronkonkoma, NY, and Hong Kong, March 11, 2016 — NBTY, Inc., a global leader in vitamins, nutritional supplements and sports and active nutrition, and By-Health Co., Ltd., the fastest-growing dietary supplement company in Mainland China announced today an agreement for the formation of a joint venture focused upon driving the growth of NBTY’s Nature’s Bounty ® and MET-Rx ® brands in the Chinese market. By joining the brand, marketing and sales strength of NBTY’s Nature’s Bounty and MET-Rx brands with the sales, distribution and executional excellence of By-Health, each company brings expertise critical to the success of this innovative joint venture.

“This partnership with By-Health is the perfect way to expand upon the current strong position of our premium Nature’s Bounty and MET-Rx brands,” said NBTY President and Chief Executive Officer Steve Cahillane. “We at NBTY are honored to be partnering with By-Health which is the leader in the nutrition supplements industry in China,” Cahillane added.

“Partnering with NBTY is an important milestone in By-Health’s company history, and represents the beginning of a great relationship between two successful companies. This partnership enables both parties to leverage their unique strengths in assisting each other to achieve phenomenal success,” said By-Health CEO Zhicheng Lin.

NBTY will hold a 40 percent stake in the joint venture, which will contribute its Nature’s Bounty and MET-Rx brands, as well as a portion of its current organization.  By-Health will hold a 60 percent stake in the joint venture and contribute a portion of its sales force and its distribution system. The joint venture is expected to start the transition process in April and commence operations in the second half of 2016.

No other brands owned by NBTY will be contributed to the joint venture and will continue to be marketed through current channels.

About NBTY

NBTY has enriched the lives of consumers around the world by introducing innovative products and solutions to the health and wellness marketplace for more than 40 years. Our ongoing mission to deliver the high quality nutritional supplements and wellness products has resulted in an extensive portfolio of well-known and trusted brands, including Nature’s Bounty®, Sundown Naturals®, Osteo Bi-Flex®,Solgar ®, Balance Bar®, MET-Rx®, Pure Protein®, Body Fortress®,  Puritan’s Pride®, Holland & Barrett®, De Tuinen® and many others.  As a leading global manufacturer, marketer, distributor and retailer of vitamins, nutritional supplements, and sports & active nutrition products, NBTY is committed to supporting wellness by creating products that consumers want and making them easily available anywhere they shop. Learn more about our wellness vision and industry-leading products at www.nbty.com.

About By-Health

By-Health endeavors to provide its customers with exceptional nutrition products that represent the industry golden standard. We have adopted the concept of “Transparent Factory,” where the entire manufacturing process can be viewed by consumers in real time online. By-Health has an extensive product portfolio and offers protein, vitamin, minerals, natural extracts and many others. By-Health procures its raw ingredients across the world to ensure the highest quality and safety. By-Health is a listed company on the Shenzhen Stock exchange (SZ: 300146). Learn more about us and our products at www.by-health.com.

Media Contact NBTY China:

Sherry Gao: +86-10-5673-0523

sgao@nbty.com

Media Contact NBTY USA:

Andrea Staub: +1 (631) 200-7459

andreastaub@nbty.com